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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2008

FORTISSIMO ACQUISITION CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-52166	02-0762508
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Hamelacha Street, Park Afek, Rosh Ha’ayin Israel	48091
(Address of Principal Executive Offices)	(Postal Code)

Registrant’s telephone number, including area code: (011) 972-3-915-7400

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 7, 2008, Fortissimo Acquisition Corp. (the “Company”) held its Annual Meeting of Stockholders to vote on the proposed acquisition by the Company of Psyop, Inc. as well as various other matters.

At the Annual Meeting of Stockholders, the proposal to acquire Psyop was not approved by the Company’s stockholders. Pursuant to its charter and the terms of its initial public offering, the Company is required to liquidate and dissolve if it has not consummated a business combination by October 11, 2008. Promptly after that date, the Company will begin the process of liquidating and dissolving itself in accordance with its charter and applicable Delaware law.

As a result, the Company expects that the amounts held in its trust account, together with interest, will be distributed to the public holders of the Company’s common stock as of the liquidating distribution record date, which will be the close of trading on Friday, October 10, 2008. As of October 6, 2008, there was approximately $28.0 million held in trust, which amounts to approximately $6.18 per share of common stock held by the Company’s public stockholders.

A copy of the press release concerning the stockholder vote is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits:

Exhibit	Description

99.1	Press release of Fortissimo Acquisition Corp., dated October 7, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 7, 2008

FORTISSIMO ACQUISITION CORP.

By: /s/ YUVAL COHEN
Name: Yuval Cohen
Title: President and Chief Executive Officer